Exhibit 99.(d)(11)

SUB-ADMINISTRATION, RESEARCH AND DUE DILIGENCE, AND COMPLIANCE SERVICES AGREEMENT

THIS SUB-ADMINISTRATION, RESEARCH AND DUE DILIGENCE, AND COMPLIANCE SERVICES AGREEMENT made this 28th day of April, 2025 by and among VENERABLE INVESTMENT ADVISERS, LLC, a Delaware limited liability company (the “VIA”), VENERABLE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”) (solely with respect to Sections 1(c) and 3(b) hereof), and RUSSELL INVESTMENT MANAGEMENT, LLC, a Washington limited liability company (the “RIM”) (the “Agreement”).

WHEREAS, VIA provides administrative services to the Trust;

WHEREAS, the Trust operates as an investment company of the “series” type registered under the Investment Company Act of 1940, as amended (“1940 Act”), for the purpose of investing and reinvesting its assets in portfolios of securities and other instruments, each of which has distinct investment objectives and policies, as set forth more fully in its Declaration of Trust, its bylaws and its registration statement under the 1940 Act, and the Securities Act of 1933, as amended;

WHEREAS, VIA, on behalf of each series of the Trust listed on Schedule 1 hereto (as amended from time to time) (each such series, a “Fund”) desires to avail itself of the services of RIM to perform various administrative, research and due diligence, and compliance services;

WHEREAS, with respect to certain Funds, this Agreement replaces an agreement pursuant to which RIM has been providing various administrative, research and due diligence, and compliance services to those Funds;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is agreed among VIA, the Trust and RIM as follows:

1.	Appointment of RIM.

(a)           Administrative Services. VIA, in its capacity as administrator and being duly authorized, hereby appoints RIM to administer (or arrange for the administration by its affiliates of) the Trust’s business and administrative operations, subject to the written direction of VIA, the Board of Trustees of the Trust (the “Board”) and the officers of the Trust, for the period, in the manner, and on the terms hereinafter set forth. RIM undertakes to provide or cause to be provided the following administrative services and to assume the following obligations:

(1)           RIM shall furnish to the Trust adequate (a) office space, which may be space within the offices of RIM or in such other place as may be agreed upon by the parties from time to time; and (b) office furnishings, facilities, and equipment as may be reasonably required for administering the business and operations of the Trust.

(2)           RIM shall supervise the Trust’s relations with and monitor the performance of the Funds’ custodian and fund accountant, pricing agents, independent auditor and tax preparers.

(3)           RIM shall (a) prepare and file all necessary financial statements and financial, accounting, audit and tax related reports of the Funds as necessary to comply with the reporting requirements of the United States and the various states in which the Trust does business applicable to a registered investment company; provided, however, that RIM shall not be responsible for maintaining the Trust’s existence, maintaining the registration and qualification of the Trust’s shares under federal and state law, or preparing and filing Form N-PX for series of the Trust ; (b) prepare certain correspondence and other communications with the Shareholders of the Trust; and (c) maintain or supervise the maintenance of all internal bookkeeping, accounting, and auditing records in connection with the Trust’s investment and business activities.

(4)           RIM shall, from time to time as requested by VIA, make available a qualified person to act as the Trust’s Treasurer, subject to the approval of the Board. The Board shall make all decisions regarding the designation and termination of the Treasurer.

(5)           RIM shall furnish all aspects of the Funds’ accounting functions (other than those aspects for which the Funds have separately engaged a fund accounting provider), including, without limitation, maintaining a review and certification program and internal controls and procedures in accordance with the relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies, preparing annual expense budgets of the Funds for review by an officer of the Funds, performing accrual analyses and roll forward calculations and recommending changes to expense accruals on a periodic basis for review by an officer of the Funds, reviewing invoices and arranging for payment of the Fund’s expenses and calculating any fees payable by a Fund to VIA, the Funds’ distributor and financial intermediaries (including the implementation of any waivers).

(6)           RIM shall provide periodic post trade testing of the Funds with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for each Fund contained in the registration statement for the Funds, including quarterly compliance reporting to VIA and the Funds’ officers.

(7)           RIM shall provide distribution planning and analysis services, including preparing the standing distribution schedule for approval by the Board, determining the required distribution amounts, disseminating distributions to the transfer agent and other parties as directed by the Funds or VIA and preparation of required notices under Section 19(a) of the 1940 Act.

(8)           VIA agrees that the Trust’s shareholder recordkeeping services, the computing of net asset value and the preparation of certain of its records required by Rule 31a-1 under the 1940 Act are maintained by the Trust’s transfer agent, custodian, and sub-advisers, as applicable, and that with respect to these records RIM’s obligations under this Agreement are supervisory in nature.

(9)           RIM shall assist VIA or the Trust with respect to the Funds’ participation in Group Securities Litigation, including providing any third-party vendor engaged to assist with monitoring and filing services with the Fund-related information necessary for the vendor to provide its services.

(b)           Research and Due Diligence Services. RIM shall provide VIA with its standard research on current and potential investment sub-advisers of the Funds and conduct its standard due diligence on current and potential investment sub-advisers of the Funds. VIA and RIM agree that with respect to these services, RIM will not be providing services described in Section 2(a)(20) of the 1940 Act and, therefore, RIM will not be an “investment adviser” to the Funds for purposes of the 1940 Act in connection with these services.

(c)           Compliance Services. The Trust hereby appoints RIM to administer the Trust’s compliance program, subject to the direction of the Board and the officers of the Trust, for the period, in the manner, and on the terms hereinafter set forth.

(i)            RIM shall, from time to time as requested by the Trust, make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the Trust’s Chief Compliance Officer (“CCO”), subject to the approval of the Board. The Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1 under the 1940 Act.

(ii)           RIM and the CCO will perform the following compliance services:

(1)            develop, in consultation with counsel to the Trust (as necessary or appropriate), compliance policies and procedures for the Trust designed to meet the requirements of Rule 38a-1;

(2)            in consultation with counsel to the Trust (as necessary or appropriate), conduct periodic reviews of the adequacy of the Trust’s compliance policies and procedures and determine the effectiveness of their implementation;

(3)            in consultation with counsel to the Trust (as necessary or appropriate), conduct periodic reviews of the adequacy and effectiveness of the following service providers’ compliance policies and procedures: VIA, any sub-adviser to the Trust, the distributor, the administrator and the transfer agent (the “Service Providers”);

(4)            in consultation with counsel to the Trust (as necessary or appropriate), recommend the incorporation of any new or amended regulations or “best practice” initiatives into the Trust’s compliance policies and procedures that may be appropriate;

(5)            evaluate the controls in place and any testing being performed by the Service Providers, of key fund compliance policies and procedures, which may include collecting and organizing relevant compliance data, reviewing reports, investigating exceptions, and making inquiries of Trust management and the Service Providers;

(6)            conduct on-site visits of the Service Providers as appropriate in the discretion of the CCO;

(7)            meet periodically with personnel of the Service Providers, as appropriate in the discretion of the CCO;

(8)            prepare quarterly and annual CCO reports for the Board and attend Board and Board Committee meetings as appropriate, which attendance may be by means of videoconference facilities;

(9)            no less frequently than annually, meet separately with those members of the Board who are not “interested persons” (as defined in the 1940 Act) of the Trust;

(10)          provide such other services and assistance relating to the affairs of the Trust as the Board may, from time to time, reasonably request in connection with the CCO’s compliance responsibilities; and

(11)          maintain records relating to the compliance program as required by applicable laws and regulations.

(iii)          In order for RIM to perform the services required by this Agreement, VIA shall (1) instruct its personnel and all service providers, including the Service Providers, to furnish any and all information to RIM as reasonably requested by RIM or the CCO; and (2) ensure that RIM and the CCO have timely access to all records and documents maintained by the Trust, VIA or any other service provider, including the Service Providers.

(d)	General Provisions.

(i)            In the event that the Trust establishes one or more new series and VIA desires to retain RIM to provide administrative and compliance services for such new series pursuant to this Agreement, VIA shall notify RIM in writing. If RIM is willing to render services under this Agreement for such series, RIM shall notify VIA in writing and such new series shall be added to Schedule 1 to this Agreement and be subject to the provisions of this Agreement to the same extent as the current Funds except to the extent that said provisions (including those relating to the compensation payable by VIA to RIM with respect to any new series) are modified with respect to such new series in writing by the parties at that time.

(ii)           RIM shall in connection with its services with respect to the Trust:

(1)            make available and provide financial, accounting, and statistical information required by the Trust for the preparation of registration statements, reports, and other documents required by applicable federal and state securities laws, and such information as the Trust may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Trust’s shares;

(2)            provide periodic and special reports to the Board concerning RIM’s discharge of its duties and responsibilities under this Agreement as the Board shall reasonably request;

(3)            make available its officers and employees, on a reasonable basis, to VIA, the Board and the officers of the Trust for consultation and discussions regarding the services set forth herein;

(4)            employ or provide and compensate the executive, administrative, secretarial, and clerical personnel necessary to supervise the provision of the services set forth herein and shall bear the expense of providing such services except as provided in Section 3 of this Agreement;

(5)            comply with and conform to the requirements of all applicable securities and tax laws and rules, including the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and all other applicable federal and state laws, regulations and rulings;

(6)            be subject to and comply with the Trust’s policies and procedures applicable to the services provided by RIM; and

(7)            cooperate fully with VIA, the Board, and the Trust’s officers, including the CCO, with respect to any and all compliance-related matters.

(iii)          The services of RIM hereunder are not deemed exclusive and RIM shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

(iv)          RIM shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way.

2.	Compensation.

As compensation for the services provided and expenses assumed by RIM under this Agreement, VIA will pay RIM following the end of each calendar month a fee computed daily based on average daily net assets at the annual rate listed opposite each Fund’s name in Schedule 1 attached hereto. Such compensation shall be paid to RIM promptly following receipt by VIA of the administrative services fee payable by the Fund for that month. The “average daily net assets” of each Fund shall mean the average of the values placed on each Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of each Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if each Fund lawfully determines the value of its net assets as of some other time on each Business Day (as defined in the Funds’ Prospectus or SAI), as of such other time. The value of net assets of each Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust, the registration statement and the Fund’s securities valuation procedures. If, pursuant to such provisions, the determination of net asset value is suspended for any particular Business Day, then for the purposes of this Section 2, the value of the net assets of each Fund as last determined shall be deemed to be the value of its net assets on that Business Day. If the determination of the net asset value of the shares of each Fund has been so suspended for a period including any month end when RIM’s compensation is payable pursuant to this Section 2, then RIM’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of each Fund as last determined (whether during or prior to such month). If each Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 2.

3.	Expenses of the Trust.

(a)	RIM hereby agrees to assume the following expenses of the

Trust:

(i)            expenses of custodial services including recordkeeping services provided by the custodians;

(ii)           expenses of fund accounting services, including expenses of obtaining quotations for calculating the value of the Trust’s net assets, except as provided in Section 3(b)(vii) below;

(iii)          compensation of all officers and employees of the Trust who are officers or employees of RIM or its affiliated companies.

(b)           VIA and the Trust agree that the Trust will pay all its own expenses other than those expressly assumed by RIM herein or as otherwise assumed in writing by VIA, including but not limited to:

(i)	expenses of audits by independent public accountants;

(ii)	expenses of maintaining each Fund’s tax records;

(iii)	taxes levied against the Trust;

(iv)          salaries and other compensation of the Trust’s officers and employees who are not officers or employees of RIM;

(v)           brokerage fees and commissions in connection with the purchase and sale of portfolio securities, instruments or currency for the Trust;

(vi)	costs, including the interest expense, of borrowing money;

(vii)         costs of vendors other than those engaged by the custodian to provide fair value recommendations with respect to individual Fund holdings;

(viii)        costs and/or fees for (1) meetings of the Board; (2) the registration of shares with federal and state securities authorities, including the preparation of the Trust’s registration statements, any web-based or software tool used in such preparation, and registration fees; (3) expense management and/or financial statement preparation/typesetting software; (4) third-party vendors engaged to assist with compliance with the 1940 Act and the rules thereunder (e.g., for liquidity bucketing under Rule 22e-4); (5) the printing and mailing of prospectuses and reports of the Trust to its shareholders; (6) the preparation and filing of reports with regulatory bodies, including the cost of vendors and/or software tools utilized in connection with such reporting; (7) the maintenance of the Trust’s existence; (8) third-party vendors engaged to assist with proxy voting administration, class action or other securities litigation administration, and to provide peer comparisons for the Board’s contract renewal process; (9) electronic portals for Board materials; and (10) index licensing.

(ix)           legal fees, including the legal fees related to the registration and continued qualification of the shares of the Trust for sale, and legal fees incurred in connection with consultations by RIM or the CCO with counsel to the Trust as necessary or appropriate for the provision of services under this Agreement;

(x)           trustees’ fees and expenses of trustees who are not officers or employees of VIA or its affiliates;

(xi)	the cost of the Trust’s D&O / E&O insurance policy premiums;

(xii)         the cost of the Trust’s fidelity bond required by Section 17(g) of the 1940 Act;

(xiii)	association membership dues;

(xiv)        the cost to provide administrative or compliance services as requested by VIA or the Board that are outside the scope of services contemplated by this Agreement; and

(xv)         extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Trust to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto.

4.             Books and Records. RIM agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by RIM with respect to a Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. RIM further agrees that such records are the property of the Trust and it shall surrender promptly to the Trust any of such records upon the Trust’s reasonable request; provided, however, that RIM may retain copies of such records for the applicable periods they are required by law to be retained, and thereafter shall destroy such records.

5.	Liability and Indemnification.

(a)           In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of RIM or its corporate affiliates, neither RIM nor its corporate affiliates, nor any of their directors, officers or employees shall be subject to liability to VIA, the Trust, any shareholder of the Trust, or any sub-adviser to the Trust for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder.

(b)           Notwithstanding Section 5(a), to the extent that VIA is found by a court of competent jurisdiction, the Securities and Exchange Commission (“SEC”) or any other regulatory agency to be liable to the Trust or any shareholder of the Trust (a “liability”) for any acts undertaken by RIM or its corporate affiliates pursuant to this Agreement, RIM shall indemnify VIA and each of its affiliates, officers, directors and employees (each a “VIA Indemnified Party”) from, against, for and in respect of all losses, damages, costs and expenses incurred by VIA Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such VIA Indemnified Party, in connection with such liability; provided, however, that if such liability results from any acts undertaken by RIM or its corporate affiliates in connection with services pursuant to Sections 1(a), 1(b) and 1(c) of this Agreement, then RIM’s indemnification obligation in respect of claims made in any one calendar year shall be limited to the aggregate amount of fees paid to RIM pursuant to Section 2 of this Agreement during the previous calendar year.

(c)           To the extent that RIM is found by a court of competent jurisdiction, the SEC or any other regulatory agency to be liable to the Trust or any shareholder of the Trust (a “liability”) for any acts undertaken by VIA or its corporate affiliates, VIA shall indemnify RIM and each of its affiliates, officers, directors and employees (each a “RIM Indemnified Party”) from, against, for and in respect of all losses, damages, costs and expenses incurred by the RIM Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such RIM Indemnified Party, in connection with such liability.

(d)           Neither VIA nor RIM shall bear any liability to the other party for any loss of profits (whether direct or indirect), or for any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such claim may be brought.

6.	Representations and Warranties.

(a)            VIA represents, warrants and agrees that (i) VIA has the authority to enter into this Agreement and the execution, delivery and performance by VIA of this Agreement does not contravene or constitute a default under any agreement binding upon VIA; (ii) VIA will promptly notify RIM in the event that VIA or any of its affiliates becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority with respect to its services under this Agreement; (iii) VIA is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted; and (iv) the organization of the Trust and the conduct of the business of the Funds as contemplated by this Agreement, complies, and shall at all times comply, with the requirements imposed upon the Trust by relevant law.

(b)           RIM represents, warrants and agrees that RIM (i) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by RIM of this Agreement does not contravene or constitute a default under any agreement binding upon RIM; (ii) will promptly notify VIA in the event that RIM or any of its affiliates becomes aware that it is the subject of an examination, administrative proceeding or enforcement action by the SEC or other regulatory authority with respect to its services under this Agreement; and (v) is duly organized and validly existing under the laws of the State of Washington with the power to own and possess its assets and carry on its business as it is now being conducted.

7.	Use of Name.

(a)           VIA and the Trust may use RIM’s or its affiliates’ name, logo, trademarks, service marks, and/or tradenames (“RIM Property”) only: (1) to identify RIM as providing administrative, research and due diligence, and compliance services to the Trust, as required by law or governmental regulations; (2) in marketing materials for the Trust, provided that such use is limited to: (a) identifying RIM and the services performed for the Trust by RIM; and (b) providing biographical information about RIM that is accurately derived from information provided by or made public by RIM or its affiliates. Any other use of RIM Property must be expressly pre-approved in writing by RIM. Any change in any approved use of RIM Property requires prior approval in writing by RIM. If VIA or the Trust makes any unauthorized use of RIM Property, the parties acknowledge that the RIM and its affiliates, as applicable, shall suffer irreparable harm for which monetary damages may be inadequate and thus, RIM and its affiliates shall be entitled to injunctive relief, as well as any other remedy available under law. RIM shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of VIA, the Trust, the Funds or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and VIA.

(b)           It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

8.	Confidential Information.

(a)           Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Funds (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b)           Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iii) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (iv) has been rightfully and lawfully obtained by the Recipient from any third party.

(c)           In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential

Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

9.             Supplemental Arrangements. RIM may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by RIM hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written contract pursuant to the 1940 Act. RIM shall be solely responsible for supervising and overseeing any such person and shall retain responsibility for (i) all services it delegates to such person and (ii) all of its obligations under this Agreement. Any compensation payable to such person shall be the sole responsibility of RIM, and VIA and the Trust shall have no obligations with respect thereto or otherwise arising under the Agreement.

10.	Term and Termination.

(a)           This Agreement shall become effective on the date written above and shall continue through the period ending two years from such date, and thereafter shall automatically continue for successive one-year periods. This Agreement (a) may at any time be terminated by the Board as to any Fund without the payment of any penalty on 60 days’ prior written notice to RIM; (b) shall immediately terminate if VIA is no longer providing administrative services to the Trust; (c) may be terminated upon written notice by a party to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice; (d) may be terminated by VIA on 90 days’ written notice to RIM; and (e) may be terminated by RIM on 90 days’ written notice to VIA.

(b)           In the event that, in connection with termination, a successor to any of RIM’s duties or responsibilities hereunder is designated by written notice to RIM, RIM will promptly transfer to such successor all relevant books, records, correspondence, and other data established or maintained by RIM under this Agreement in a form reasonably acceptable to VIA and the applicable Funds, and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from RIM’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the applicable Fund. Notwithstanding the foregoing, RIM may retain copies of any such records that are required by law or regulation to be retained.

11.            Notices. Any notice under this Agreement shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to VIA:

Venerable Investment Advisers, LLC 1475 Dunwoody

Drive, Suite 200 West Chester, PA 19380

Attn: VIA General Counsel

Copy to: vialegal@venrable.com

If to the Trust:

Venerable Variable Insurance Trust

1475 Dunwoody Drive, Suite 200 West Chester, PA 19380

Attn: Secretary

If to RIM:

Russell Investment Management, LLC

1301 2nd Ave, 18th Floor Seattle, WA 98101

Attn: Chief Legal Officer

Copy to: legalnotices@russellinvestments.com

12.            Amendment of Agreement. This Agreement may be amended at any time, but only by written agreement among the parties.

13.            Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. The sole parties to this Agreement are VIA, the Trust and RIM, and VIA and the Trust are the sole beneficiaries of RIM’s services hereunder. The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of the shares of the Trust, that is not expressly identified as a party to this Agreement. The terms of this Agreement may be enforced solely by a party to this Agreement. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, any of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

14.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

VENERABLE INVESTMENT ADVISERS, LLC

By:	/s/ Michal Levy
Name:	Michal Levy
Title:	Head of Venerable Investment Advisers, LLC

VENERABLE VARIABLE INSURANCE TRUST Solely with respect to Sections 1(c) and 3(b) hereof

By:	/s/ John Bruggeman
Name:	John Bruggeman
Title:	Assistant Treasurer

RUSSELL INVESTMENT MANAGEMENT, LLC

By:	/s/ Katherine El-Hillow
Name:	Katherine El-Hillow
Title:	Chairman, President & Chief Investment Officer

Schedule 1

RIM shall receive a fee from VIA at the following annual rate based upon the applicable Fund’s average daily net assets:

Venerable High Yield Fund	[ ]%
Venerable Strategic Bond Fund	[ ]%
Venerable US Large Cap Strategic Equity Fund	[ ]%